EXHIBIT  3

                          CERTIFICATE OF INCORPORATION

                                       OF

                         TYLERSTONE VENTURES CORPORATION
                     -----------------------------------


     FIRST:      The  name  of  this  corporation  will  be:

                         TYLERSTONE VENTURES CORPORATION

     SECOND:     Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is THE COMPANY CORPORATION.

     THIRD:     The  purpose  or purposes of the corporation shall be: To engage in any lawful act or activity for which corporations may be organized under the General Corporate Law of Delaware.

     FOURTH:     The  total  number of shares of stock which this corporation is authorized  to  issue  is:

     Twenty Five Million (25,000,000) shares with a par value of One Tenth of One Cent ($0.001) per share, amounting to Twenty Five Thousand Dollars ($25,000.00).

     FIFTH:      The  name  and  mailing  address  of the incorporator is as follows:

               Chennell  Mowbray
               The  Company  Corporation
               1013  Centre  Road
               Wilmington,  DE,  19805

     SIXTH.      The Board of Directors shall have the power to adopt, amend or  repeal  the  by-laws.

     IN WITNESS WHEREOF, The undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this twenty-fourth day of September, A.D. 1998.


                                   /s/  "Chennell  Mowbray"
                                   ------------------------
                                   Chennell  Mowbray
                                   Incorporator